99.1
FOR IMMEDIATE RELEASE	Contact Imagenetix Investor Relations	William P. Spencer
	(858)385-2797	Chief Executive Officer Imagenetix, Inc. Tel: (858) 674-8455
IMAGENETIX, INC. REPORTS SECOND QUARTER 2010 PROFITS

• Second Quarter Net Income Increases by 178% from Prior Year
• Second Quarter Revenue Increases to $1,901,000 from First Quarter’s $1,702,000
• Quarterly Income Per Share Equals $0.05 vs. $0.02 for Prior Year

San Diego, CA***November 10, 2009***Imagenetix, Inc. (OTCBB:IAGX) announced today results for the three and six months ended September 30, 2009. Net sales decreased 28% for the second quarter of fiscal year 2010 to $1,901,000 from $2,656,000 for the same period of last year.   The second quarter revenue is a  12% increase over the $1,702,000 reported for the first quarter of fiscal year 2010.  For the six months ended September 30, 2009, net sales decreased 11% to $3,603,000 from $4,051,000 for the same period of last year.

Net income for the second quarter was $553,000 or $.05 per share compared to a net profit for the same period of the prior fiscal year of $199,000 or $0.02 per share.  The current fiscal year period was positively impacted by a one time buy out agreement of $1,250,000.  Net income for the six months ended September 30, 2009, was $138,000 or $0.01 per share compared to $786,000 or $0.07 per share for the same period of last year.

Commenting on the results of the second quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said, “We once again are encouraged by the increase in sales of our own branded product, InflameAway Celadrin, which continues to be well received in the food, drug and mass market segments.  Also, we were pleased to introduce BioGuard, an immune boosting probiotic for the ear, nose and throat, into the largest club store warehouse during the quarter and the recent issuance of a patent for our early stage drug candidate, 1-TDC, to address periodontal diseases.  We will continue to expand TV advertising to increase awareness of both InflameAway Celadrin and BioGuard.   We anticipate this marketing program for the mass market segment to continue to result in improved sales.  Our cash position was bolstered in early October as the result of entering into a supply buyout agreement with a customer.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Inflame Away®-Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,901	$2,656	$3,603	$4,051
Cost of sales	1,040	1,541	2,095	2,361
Gross profit	861	1,115	1,508	1,690
Gross profit percent	45.3%	42.0%	41.9%	41.7%

Operating expenses:
General and administrative	575	420	1,383	1,025
Payroll expense	269	221	523	593
Consulting expense	294	243	575	589
Operating expenses	1,138	884	2,481	2,207

Operating income (loss)	(277)	231	(973)	(517)
Other income	1	10	2	17
Settlement income	1,250	-	1,250	1,785
Interest expense	-	-	(2)	(1)
Income before income taxes	974	241	277	1,284
Income tax expense	421	42	139	498

Net income	$553	$199	$138	$786

Income per share:
Basic	$0.05	$0.02	$0.01	$0.07
Diluted	$0.05	$0.02	$0.01	$0.07

Weighted average common shares outstanding:
Basic	11,011	10,984	11,011	10,972
Diluted	11,059	11,012	11,096	11,007

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	March 31,
	2009	2009
Assets:
Current assets:
Cash and cash equivalents	$545	$1,226
Accounts receivable, net	1,088	1,096
Other receivable	1,250	-
Inventories, net	1,098	1,337
Prepaid expenses and other current assets	225	109
Deferred tax asset	400	535
Total current assets	4,606	4,303

Property and equipment, net	99	116
Long-term prepaid expenses	24	30
Other assets	121	134

Total assets	$4,850	$4,583

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$497	$274
Accrued liabilities	83	81
Income tax payable	-	70
Customer deposits	37	59
Contract payable	-	43
Short term license payable	-	3
Total current liabilities	617	530

Stockholders' equity	4,233	4,053

Total liabilities and stockholders' equity	$4,850	$4,583